 Exhibit 99.1
Annual and Special Meeting of Holders of
Common Shares of
TransCanada Corporation (“TransCanada”)

May 3, 2010

REPORT OF VOTING RESULTS
National Instrument 51-102 – Continuous Disclosure Obligations, Section 11.3

1. Election of Directors

By resolution passed via ballot, the following 13 nominees were appointed as Directors of TransCanada to serve until the next annual meeting of shareholders of TransCanada, or until their successors are elected or appointed.  The results of the ballot were as follows:

Nominee	# Votes For	% Votes For	# Votes Withheld	% Votes Withheld
Kevin E. Benson	329,251,850	99.30	2,319,696	0.70
Derek H. Burney	328,461,705	99.06	3,110,205	0.94
Wendy K. Dobson	310,275,299	93.58	21,296,611	6.42
E. Linn Draper	310,655,246	93.69	20,916,664	6.31
Paule Gauthier	311,560,459	93.96	20,010,915	6.04
Kerry L. Hawkins	310,489,127	93.64	21,080,511	6.36
S. Barry Jackson	311,298,227	93.89	20,272,792	6.11
Paul L. Joskow	326,020,120	98.33	5,551,179	1.67
Harold N. Kvisle	327,754,670	98.85	3,807,976	1.15
John A. MacNaughton	329,170,328	99.28	2,401,582	0.72
David P. O’Brien	311,631,643	93.99	19,939,287	6.01
W. Thomas Stephens	329,176,065	99.28	2,395,235	0.72
D. Michael G. Stewart	329,651,189	99.42	1,919,655	0.58

2. Appointment of Auditors

By a resolution passed via show of hands, KPMG LLP, Chartered Accountants, were appointed as auditors of TransCanada to hold office until the next annual meeting of shareholders and the directors were authorized to fix their remuneration. Proxies were received on this matter as follows:

Votes For	% Votes For	Votes Withheld	% Votes Withheld
323,882,864	96.71	11,018,629	3.29

3. Amendments and Reconfirmation of Stock Option Plan

By resolution passed via ballot, TransCanada’s Stock Option Plan was reconfirmed and amendments thereto were approved. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against
276,704,452	83.45	54,863,672	16.55

4. Approval and Reconfirmation of Shareholder Rights Plan

By resolution passed via ballot, the reconfirmation of TransCanada’s Shareholder Rights Plan was approved. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against
312,940,047	94.38	18,623,281	5.62

5. Acceptance of Company’s Approach to Executive Compensation

By resolution passed via ballot, on an advisory basis, the Company’s approach to Executive Compensation was approved. The results of the ballot were as follows:

Votes For	% Votes For	Votes Against	% Votes Against
287,693,544	86.77	43,871,067	13.23